EXHIBIT 99.2

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

Coca-Cola Enterprises Inc. Board Elects John R. Alm Chief Executive Officer

ATLANTA--Dec. 16, 2003--Coca-Cola Enterprises today announced that John R. Alm, currently president and chief operating officer, has been elected president and chief executive officer by the Board of Directors. Lowry F. Kline, currently chairman and chief executive officer, will remain executive chairman of the Board and retain active management duties. These changes are effective January 1, 2004.

"Over the past three years, John and I have built a strong leadership team at Coca-Cola Enterprises and made solid progress in our European and North American business operations. We have strengthened our relationship with our strategic partner, The Coca-Cola Company, enabling us to build brand equity and improve operational efficiency and marketplace execution," said Mr. Kline. "We have enhanced our offerings to customers and consumers through innovation in new beverages and packaging. Our senior leadership team has shown great creativity and a willingness to embrace change as a means to continually improve our business and create sustainable profitable growth and greater value for our shareowners."

As executive chairman, Mr. Kline will continue to have management responsibility of certain corporate functions, and he and Mr. Alm will remain partners in developing the long-term strategic business plans for the Company. "Lowry and I continue to take a hard look at improving our operational approach and our entire business to meet the changing needs of our customers and consumers," said Mr. Alm.

Mr. Alm, 57, has been chief operating officer of Coca-Cola Enterprises since October 1999 and president since January 2000. Prior to that, he was executive vice president and principal operating officer from April 1999 to October 1999; executive vice president and chief financial officer from October 1997 until April 1999; and senior vice president and chief financial officer from December 1991 to October 1997. He has been a member of Coca-Cola Enterprises Board of Directors since 2001.

Mr. Kline, 63, has been chief executive officer of Coca-Cola Enterprises since April 2001, and chairman of the Board of Directors since April 2002. Prior to being elected chief executive officer, he was elected vice chairman of the Board in April 2000, and served as Chief Administrative Officer of Coca-Cola Enterprises beginning in April 1999. Mr. Kline became General Counsel of Coca-Cola Enterprises in 1991.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.